EXHIBIT 99.1

PRESS RELEASE

For immediate release

TRICO MARINE SERVICES REPORTS 2007 FOURTH QUARTER AND YEAR-END RESULTS – INTERNATIONAL MARKETS CONTINUE UPWARD MOMENTUM

HOUSTON, February 18, 2008 /Marketwire/ -- Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) today announced its financial results for the quarter and year ended December 31, 2007, reporting fourth quarter net income of $30.7 million, or $2.08 per diluted share, and full year 2007 net income of $62.9 million, or $4.16 per diluted share.  Fourth quarter and full year 2007 results benefited from strong international activity and changes to the Norwegian Tonnage Tax rules that took place in December 2007.  Specific to the fourth quarter, the tax changes increased net income by $13.1 million, or $0.89 per diluted share, and for the full year 2007 by $2.8 million, or $0.18 per diluted share.

(In thousands, except per share data and day rates)
	Three months	Three months	Year	Year
	ended	ended	ended	ended
	December 31, 2007	September 30, 2007	December 31, 2007	December 31, 2006
Charter hire revenues	$63,148	$68,525	$250,239	$243,424
Operating income	18,246	22,310	66,630	88,390
Net income	30,736	13,177	62,931	58,724
Diluted EPS	$2.08	$0.87	$4.16	$3.86

Average Day Rates:
Supply / Anchor Handling (North Sea class)	$31,909	$27,747	$27,024	$20,455
Supply Vessels (Gulf class)	7,661	8,429	8,685	11,071

Utilization:
Supply / Anchor Handling (North Sea class)	88%	94%	90%	94%
Supply Vessels (Gulf class)	69%	86%	75%	66%

Chairman and Chief Executive Officer, Joseph S. Compofelice, commented, “We are pleased with our fourth quarter and full year 2007 results.  While we experienced softness in our Gulf of Mexico market, we continued to successfully execute our plan to mobilize vessels internationally for longer term contracts and better day rates.  During the fourth quarter, we mobilized six vessels internationally which brought the total to thirteen vessels for the year, or 20% of our fleet.  The North Sea market gained strength throughout the year for the second straight year, reaching highs in the fourth quarter, with spot rates setting all time records.”

Compofelice continued, “The real highlight of the year was our acquisition of Active Subsea in November, which will advantageously position Trico as one of the largest global suppliers of new subsea service vessels.  I believe we are now well positioned to take Trico to the next level.”

Highlights for the Year

•

Completed the $247 million acquisition of Active Subsea ASA, with eight VS-470 subsea vessels under construction for delivery in 2008 and 2009.

•

Repositioned more of the fleet outside of the Gulf of Mexico which resulted in international EBITDA accounting for 90% of consolidated EBITDA for 2007.

•

Realized significant improvement in day rates for the two years ended December 31, 2007, with rates for AHTSs and PSVs improving 97% and 39%, respectively.

•

Benefited from legislative changes to the Norwegian Tonnage Tax rules in December 2007 that resulted in an increase of $2.8 million in net income, or $0.18 per diluted share, for the year and $13.1 million in net income, or $0.89 per diluted share, for the quarter.  As a result, Trico’s effective tax rate, which was previously above 40%, is expected to be in the mid 20% range going forward, and the cash tax rate is expected to be lower than 10%.

•

Implemented a share repurchase program of up to $100 million.

Highlights for the Fourth Quarter

•

The North Sea market achieved record day rates in the spot anchor handler market.  Average day rates for Trico’s North Sea class fleet improved by 15% over the third quarter.  As a result, revenues for AHTSs and PSVs in the North Sea increased 11% and 4%, respectively, in the fourth quarter compared to the third quarter.

•

For the first time in the Company’s history, the average day rate for Trico’s vessels in West Africa exceeded day rates achieved in the Gulf of Mexico for the Company’s 180-foot supply vessels.

Summary Results

Charter hire revenues for the quarter ended December 31, 2007 were $63.1 million, a $5.4 million decrease compared to the third quarter of 2007.  This decrease was due to a reduction in demand for supply vessels in the Gulf of Mexico and the lost revenues from vessels that were in the process of being mobilized internationally during the fourth quarter.  Reduced charter hire revenues in the Gulf during the quarter were partially offset by sequentially higher rates in the North Sea market.

Direct vessel operating expenses for the year were slightly higher on a percentage basis because of $5.1 million of mobilization expense to mobilize 20% of our fleet to international waters and higher than expected repair and maintenance costs.

In January 2008, North Sea day rates averaged $25,345 with utilization of 88%.  Day rates for Gulf class supply vessels averaged $7,424 with utilization of 73%.

Conference Call Information

The Company will conduct a conference call at 8:30 a.m. EST on Tuesday, February 19, 2008, to discuss the results with analysts, investors and other interested parties.  Individuals who wish to participate in the conference call should dial (888) 205-6875, access code 3346383, in the United States or (913) 312-0959, access code 3346383, from outside the country.

A telephonic replay of the conference call will be available until March 3, 2008, starting approximately 1 hour after the completion of the call, and can be accessed by dialing (719) 457-0820, access code 3346383 (international calls should use (888) 203-1112, access code 3346383).

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, Mexico, Brazil, West Africa and Southeast Asia.  The services provided by the Company's diversified fleet of vessels include the transportation of drilling materials, supplies and crews to offshore facilities and rigs; towing rigs; and support for the construction, installation, repair and maintenance of subsea facilities.  Trico is headquartered in Houston, Texas.

For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements."  Actual events may differ materially from those projected in any forward-looking statement.  There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements.  A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings.  Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three months	Three months
	ended	ended
	December 31, 2007	September 30, 2007
Revenues:
Charter hire	$63,148	$68,525
Other vessel income	1,835	1,921
Total revenues	64,983	70,446
Operating expenses:
Direct vessel operating expenses	29,377	29,367
General and administrative	10,701	12,561
Depreciation and amortization	6,582	6,209
Impairment on assets held for sale, net of insurance recoveries	116	-
(Gain) loss on sales of assets	(39)	(1)
Total operating expenses	46,737	48,136
Operating income	18,246	22,310
Interest expense, net of amounts capitalized	(329)	(1,106)
Foreign exchange gain (loss)	754	(2,068)
Interest income	3,305	4,127
Other loss, net	(435)	(231)
Income before income taxes and noncontrolling interest in loss of consolidated subsidiary	21,541	23,032
Income tax (benefit) expense	(8,963)	9,906
Income before noncontrolling interest in loss of consolidated subsidiary	30,504	13,126
Noncontrolling interest in loss of consolidated subsidiary	232	51
Net income	$30,736	$13,177
Basic income per common share:
Net income	$2.15	$0.90
Average common shares outstanding	14,315,001	14,561,711
Diluted income per common share:
Net income	$2.08	$0.87
Average common shares outstanding	14,776,887	15,116,556

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except share and per share amounts)

	Year ended	Year ended
	December 31, 2007	December 31, 2006
Revenues:
Charter hire	$250,239	$243,424
Amortization of non-cash deferred revenues	910	4,322
Other vessel income	4,959	971
Total revenues	256,108	248,717
Operating expenses:
Direct vessel operating expenses	127,128	106,981
General and administrative	40,760	27,102
Depreciation and amortization	24,371	24,998
Impairment on assets held for sale, net of insurance recoveries	116	2,580
(Gain) loss on sales of assets	(2,897)	(1,334)
Total operating expenses	189,478	160,327
Operating income	66,630	88,390
Interest expense, net of amounts capitalized	(3,258)	(1,286)
Foreign exchange gain (loss)	(2,282)	(23)
Interest income	14,132	4,198
Other loss, net	(1,364)	(817)
Income before income taxes and noncontrolling
interest in loss of consolidated subsidiary	73,858	90,462
Income tax expense	13,359	33,723
Income before noncontrolling interest in loss of
consolidated subsidiary	60,499	56,739
Noncontrolling interest in loss of consolidated subsidiary	2,432	1,985
Net income	$62,931	$58,724
Basic income per common share:
Net income	$4.32	$4.01
Average common shares outstanding	14,557,826	14,628,490
Diluted income per common share:
Net income	$4.16	$3.86
Average common shares outstanding	15,137,000	15,206,137

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

		Three Months	Three Months	Year	Year
		ended	ended	ended	ended
	Month of January 2008	December 31, 2007	September 30, 2007	December 31, 2007	December 31, 2006
Average Day Rates:
PSV/AHTS (North Sea class) (1)	$25,345	$31,909	$27,747	$27,024	$20,455
Supply (Gulf class)	7,424	7,661	8,429	8,685	11,071
Crew/line handling	6,016	5,880	5,885	5,762	4,785
Utilization:
PSV/AHTS (North Sea class)	88%	88%	94%	90%	94%
Supply (Gulf class)	73%	69%	86%	75%	66%
Crew/line handling	58%	73%	81%	78%	86%
Average Number of Vessels:
PSV/AHTS (North Sea class)	16.0	16.0	16.0	16.0	16.0
Supply (Gulf class)	40.7	41.0	41.0	41.1	44.3
Crew/line handling	7.0	7.0	7.0	7.2	8.7
(1) Anchor handling, towing and supply vessels.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$131,463	$114,173
Available for sale securities	-	2,475
Restricted cash	4,747	716
Accounts receivable, net	47,253	58,787
Prepaid expenses and other current assets	7,167	4,036
Assets held for sale	3,786	3,048
Total current assets	194,416	183,235
Property and equipment:
Land and buildings	117	1,995
Marine vessels	285,656	256,125
Construction-in-progress	255,749	15,876
Transportation and other	3,574	2,328
	545,096	276,324
Less accumulated depreciation and amortization	71,482	44,476
Net property and equipment	473,614	231,848
Restricted cash - noncurrent	3,813	11,842
Other assets	12,045	8,397
Total assets	$683,888	$435,322
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term and current maturities of debt	$3,716	$1,258
Accounts payable	15,480	11,055
Accrued expenses	27,098	17,762
Foreign taxes payable	4,627	-
Income taxes payable	-	2,092
Total current liabilities	50,921	32,167
Long-term debt, including premium	157,287	8,605
Deferred tax liability	-	63,327
Foreign taxes payable	64,777	-
Other liabilities	4,312	3,575
Total liabilities	277,297	107,674
Noncontrolling interest	12,878	15,310
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value	-	-
New Common stock, $.01 par value	150	148
Warrants - Series A	1,645	1,646
Warrants - Series B	632	634
Additional paid-in capital	248,625	231,218
Retained earnings	141,611	78,824
Accumulated other comprehensive income, net of tax	18,654	(132)
Treasury stock, at cost	(17,604)	-
Total stockholders' equity	393,713	312,338
Total liabilities and stockholders' equity	$683,888	$435,322

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Year ended	Year ended
	December 31, 2007	December 31, 2006
Net income (loss)	$62,931	$58,724
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	24,371	25,029
Amortization of non-cash deferred revenues	(910)	(4,322)
Deferred income taxes	-	29,513
Gain (loss) on sales of assets	(2,897)	(1,334)
Impairment on assets held for sale	116	2,580
Provision for doubtful accounts	78	1,234
Stock based compensation	3,247	2,024
Noncontrolling interest in loss of consolidated subsidiary	(2,432)	(1,985)
Change in operating assets and liabilities:
Accounts receivable	15,634	(15,522)
Prepaid expenses and other current assets	(2,992)	(384)
Accounts payable and accrued expenses	9,497	8,938
Foreign taxes payable	9,321	-
Other, net	(3,488)	(2,764)
Net cash provided by operating activities	112,476	101,731
Cash flows from investing activities:
Acquisition of Active Subsea, net of acquired cash	(220,443)	-
Purchases of property and equipment	(26,063)	(19,472)
Proceeds from sales of assets	4,649	3,402
Purchases of available for sale securities	(184,815)	(2,475)
Sale of available for sales securities	187,290	-
Change in restricted cash	4,113	(4,682)
Net cash used in investing activities	(235,269)	(23,227)
Cash flows from financing activities:
Purchases of treasury stock	(17,604)	-
Net proceeds from exercises of warrants and options	2,027	992
Proceeds from issuance of senior convertible debentures	150,000	-
Proceeds from issuance of EMSL debt	2,000	15,878
Repayment of debt	(1,258)	(54,041)
Debt issuance costs	(4,804)	-
Contribution from non-controlling interest	-	20,910
Net cash provided by (used in) financing activities	130,361	(16,261)
Effect of exchange rate changes on cash and cash equivalents	9,722	712
Net increase (decrease) in cash and cash equivalents	17,290	62,955
Cash and cash equivalents at beginning of period	114,173	51,218
Cash and cash equivalents at end of period	$131,463	$114,173